Preformed Line Products Announces Financial Results For The Fourth Quarter And Full Year 2012

MAYFIELD VILLAGE, Ohio, March 14, 2013 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2012.

Net income for the quarter ended December 31, 2012 decreased 41% to $5,273,000, or $.98 per diluted share, compared to $8,940,000, or $1.67 per diluted share, for the comparable period in 2011. Net sales in the fourth quarter of 2012 decreased 2% to $104,200,000 compared to $106,096,000 in the fourth quarter of 2011.

Currency exchange rates had a negative impact on 2012 fourth quarter net sales of $1,043,000 and the impact on net income was insignificant.

Net income for the year ended December 31, 2012 decreased 5% to $29,286,000, or $5.45 per diluted share, compared to $30,984,000, or $5.78 per diluted share in 2011. Net sales for 2012 increased 3% to $439,192,000 compared to $424,404,000 in 2011.

Currency exchange rates had a negative impact on 2012 net income of $1,262,000 and on net sales of $14,096,000.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our 2012 results reflect another record year for sales. After excluding the $14.1 million negative impact of translating foreign currency denominated financial statements into US dollars, our sales improved 7% over the prior year. This comes on top of a 25% increase in 2011 and a 32% increase in 2010. During 2012 we generated a record $50 million of cash from operating activities. This enabled us to continue investing in our business while reducing our bank debt by nearly $21 million. Additionally we accelerated the payment of our first two quarterly 2013 dividends into 2012 due to the uncertainty of tax law changes during December of 2012."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2011 Annual Report on Form 10-K filed with the SEC on March 14, 2012 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended December 31,		Twelve month periods ended December 31,
	2012	2011	2012	2011

Net sales	$ 104,200	$ 106,096	$ 439,192	$ 424,404
Cost of products sold	71,247	71,904	294,754	283,555
GROSS PROFIT	32,953	34,192	144,438	140,849

Costs and expenses
Selling	9,347	9,032	37,093	35,825
General and administrative	9,278	9,357	46,222	44,396
Research and engineering	4,152	3,544	15,447	13,360
Other operating expense (income)	992	243	1,554	1,914
	23,769	22,176	100,316	95,495

OPERATING INCOME	9,184	12,016	44,122	45,354

Other income (expense)
Interest income	172	153	648	575
Interest expense	(108)	(173)	(597)	(827)
Other income	65	471	654	892
	129	451	705	640

INCOME BEFORE INCOME TAXES	9,313	12,467	44,827	45,994

Income taxes	4,040	3,527	15,541	15,010

NET INCOME	$ 5,273	$ 8,940	$ 29,286	$ 30,984

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.99	$ 1.70	$ 5.50	$ 5.89

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.98	$ 1.67	$ 5.45	$ 5.78

Cash dividends declared per share	$ 0.40	$ 0.20	$ 1.00	$ 0.80

Weighted-average number of shares outstanding - basic	5,310	5,249	5,324	5,259

Weighted-average number of shares outstanding - diluted	5,363	5,339	5,371	5,358

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
Thousands of dollars, except share and per share data	2012	2011

ASSETS
Cash and cash equivalents	$ 28,120	$ 32,126
Accounts receivable, less allowances of $2,039 ($1,627 in 2011)	61,695	68,949
Inventories - net	86,916	88,613
Deferred income taxes	6,557	5,263
Prepaids	8,381	8,254
Other current assets	2,432	2,285
TOTAL CURRENT ASSETS	194,101	205,490

Property, plant and equipment - net	93,326	82,860
Other intangibles - net	14,038	11,352
Goodwill	15,537	12,199
Deferred income taxes	6,069	5,585
Other assets	9,993	9,862

TOTAL ASSETS	$ 333,064	$ 327,348

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 217	$ 2,030
Current portion of long-term debt	251	601
Trade accounts payable	21,822	25,630
Accrued compensation and amounts withheld from employees	12,271	11,472
Accrued expenses and other liabilities	23,682	22,100
TOTAL CURRENT LIABILITIES	58,243	61,833

Long-term debt, less current portion	9,322	27,991
Other noncurrent liabilities and deferred income taxes	24,430	24,666

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,377,937 and
5,333,630 issued and outstanding, net of 689,472 and 639,138 treasury
shares at par, respectively, as of September 30, 2012 and December 31, 2011	10,756	10,667
Common shares issued to Rabbi Trust, 184,036 and 109,040 shares at
December 31, 2012 and December 31, 2011	(6,522)	(3,812)
Deferred Compensation Liability	6,522	3,812
Paid in capital	16,355	12,718
Retained earnings	227,622	206,512
Accumulated other comprehensive loss	(13,664)	(17,039)
TOTAL SHAREHOLDERS' EQUITY	241,069	212,858

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 333,064	$ 327,348

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249